SOUTHWEST GEORGIA FINANCIAL CORPORATION



                                April 15, 2004


Dear Shareholder:

The Annual Meeting of the Shareholders of Southwest Georgia Financial Corporation will be held on Tuesday, May 25, 2004, in the Southwest Georgia Bank Administrative Services Building, 205 Second Street S.E., Moultrie, Georgia, at 4:30 P.M. for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement.

Again this year, we will have a special drawing for shareholders who attend the meeting. We will give away four $500.00 savings bonds--you must be present to win and you must be a shareholder of Southwest Georgia Financial Corporation. (*Directors, officers, and staff of Southwest Georgia Bank and Southwest Georgia Financial Corporation and their immediate families are not eligible to participate in the drawing).

In order to ensure that your shares are voted at the meeting, please complete, date, sign, and return the Proxy in the enclosed postage-paid envelope at your earliest convenience. Every shareholder's vote is important, no matter how many shares you own.

We encourage you to attend this annual meeting of the shareholders and join us in the ballroom immediately following the meeting for refreshments. We look forward to your continued support and another good year in 2004.

                                     Very truly yours,

                                     /s/DeWitt Drew

                                     DeWitt Drew
                                     President and Chief Executive Officer



* Immediate family is considered to be husband, wife, and children living at home.











Post Office Box 3488 * Moultrie, Georgia  31776-3488 * Telephone (229) 985-1120

                    SOUTHWEST GEORGIA FINANCIAL CORPORATION
                                 P.O. Box 3488
                            201 First Street, S.E.
                            Moultrie, Georgia 31768

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          To Be Held on May 25, 2004


The annual meeting of shareholders of Southwest Georgia Financial Corporation ("the Corporation") will be held on Tuesday, May 25, 2004, at 4:30 p.m. at Southwest Georgia Bank Administrative Services Building, 205 Second Street, S.E., Moultrie, Georgia, for the purposes of considering and voting upon:

1. The election of nine directors to constitute the Board of Directors to serve until the next annual meeting and until their successors are elected and qualified; and

2. Such other matters as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on April 5, 2004, will be entitled to notice of and to vote at the meeting or any adjournment thereof.

A Proxy Statement and a Proxy solicited by the Board of Directors are enclosed herewith. Please sign, date and return the Proxy promptly in the enclosed business reply envelope. If you attend the meeting you may, if you wish, withdraw your Proxy and vote in person.

Also enclosed is the Corporation's 2003 Annual Report to Shareholders, which contains financial data and other information about the Corporation.

                                  By Order of the Board of Directors,

                                  /s/DeWitt Drew

                                  DeWitt Drew
                                  President and
                                  Chief Executive Officer
April 15, 2004

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. IF YOU ARE PRESENT AT THE ANNUAL MEETING, YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AT THAT TIME AND EXERCISE THE RIGHT TO VOTE YOUR SHARES PERSONALLY.

                    SOUTHWEST GEORGIA FINANCIAL CORPORATION
                                 P.O. Box 3488
                            201 First Street, S.E.
                            Moultrie, Georgia 31768

                                PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors of Southwest Georgia Financial Corporation for use at the Annual Meeting of Shareholders of the Corporation to be held on May 25, 2004, and any postponement and adjournment thereof, for the purposes set forth in the accompanying notice of the meeting. The expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be paid by the Corporation. Copies of solicitation materials may be furnished to banks, brokerage houses, and other custodians, nominees, and fiduciaries for forwarding to beneficial owners of shares of the Corporation's Common Stock, and normal handling charges may be paid for such forwarding service. In addition to solicitations by mail, directors and regular employees of the Corporation may solicit Proxies in person or by telephone. It is anticipated that this Proxy Statement and the accompanying Proxy will first be mailed to shareholders on April 15, 2004.

The record of shareholders entitled to vote at the Annual Meeting of Shareholders was taken as of the close of business on April 5, 2004. On that date, the Corporation had outstanding and entitled to vote 2,771,275 shares of Common Stock, par value $1.00 per share.

Any Proxy given pursuant to this solicitation may be revoked by any shareholder who attends the meeting and gives oral notice of his or her election to vote in person, without compliance with any other formalities.
In addition, any Proxy given pursuant to this solicitation may be revoked prior to the meeting by delivering a signed writing revoking it or a duly executed Proxy bearing a later date to the Secretary of the Corporation at Southwest Georgia Financial Corporation, P.O. Box 3488, Moultrie, Georgia 31776-3488. If the Proxy is properly completed and returned by the shareholder and is not revoked, it will be voted at the meeting in the manner specified thereon. If the Proxy is returned but no choice is specified thereon, it will be voted for all the persons named below under the caption "Information about Nominees for Director".

The Corporation will furnish without charge a copy of its Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2003, including financial statements and schedules, to any record or any beneficial owner of its Common Stock as of April 5, 2004, who requests a copy of such report. Any request for the Form 10-K report should be in writing addressed to:

                           Mr. George R. Kirkland
                           Southwest Georgia Financial Corporation
                           P.O. Box 3488
                           Moultrie, Georgia 31776-3488

If the person requesting the report was not a shareholder of record on April 5, 2004, the request must include a representation that the person was a beneficial owner of Common Stock on that date. Copies of any exhibit to the Form 10-K will be furnished on request and upon receipt of the payment of the Corporation's expense in furnishing the exhibits.

                   VOTING SECURITIES AND PRINCIPAL HOLDERS

The following table sets forth as of March 8, 2004, beneficial ownership of the Corporation's Common Stock by each "person" (as that term is defined by the Securities and Exchange Commission) known by the Corporation to be the beneficial owner of more than 5% of the Corporation's voting securities and by all directors and principal executive officers of the Corporation as a group.

                                       Amount and Nature of          Percent
Name of Beneficial Owner               Beneficial Ownership (1)      of Class
---------------------------------      ------------------------      --------
The Employee Stock Ownership Plan             390,254                 13.52%
 and Trust of Southwest Georgia
 Financial Corporation
John H. Clark                                 117,781                  4.08% (2)
Cecil H. Barber                                27,649                     *  (3)
DeWitt Drew                                    14,915                     *  (4)
Michael McLean                                 77,697                  2.69% (5)
Richard L. Moss                                29,228                  1.01% (3)
Roy H. Reeves                                  25,409                     *  (6)
Johnny R. Slocumb                              37,463                  1.30% (3)
Violet K. Weaver                               40,375                  1.40% (7)
C. Broughton Williams, Jr.                     16,521                     *  (3)
John J. Cole, Jr.                              41,540                  1.44% (8)
J. David Dyer, Jr.                              6,057                     *
George R. Kirkland                             25,656                     *  (9)
All  Directors, Principal Executive
 Officers, and 5%  Shareholders as
 a Group (13 persons)                         732,987                 25.40%

* Indicates less than one percent (1%).

(1) Based on 2,885,475 shares outstanding as of March 8, 2004, which includes shares underlying outstanding stock options exercisable within 60 days of the record date, which are deemed to be outstanding for purposes of calculating the percentage owned by a holder.

(2) Includes (i) 79,980 shares allocated to the account of Mr. Clark in the Employee Stock Ownership Plan and Trust, over which shares Mr. Clark exercises voting power, (ii) 19,091 shares owned of record by Mr. Clark's wife as to which Mr. Clark disclaims beneficial ownership and (iii) 2,750 presently exercisable stock options granted to Mr. Clark.

(3) Includes 2,750 presently exercisable stock options.

(4) Includes (i) 1,511 shares allocated to the account of Mr. Drew in the Employee Stock Ownership Plan and Trust, over which shares Mr. Drew exercises voting power and (ii) 11,000 presently exercisable stock options granted to Mr. Drew.

(5) Includes (i) 47,760 shares of which Mr. McLean holds the voting power of attorney for E. J. McLean, Jr., (ii) 22,000 shares of which Mr. McLean holds the voting power of attorney for Robert A. Cooper, Jr., and
    (iii) 2,750 presently exercisable stock options.

(6) Includes (i) 9,900 shares which are owned by Reeves Properties, L.P. Mr. Reeves possesses shared voting power as to all shares owned by the limited partnership and (ii) 2,750 presently exercisable stock options granted to Mr. Reeves.

(7) Includes 5,500 presently exercisable stock options granted to Mrs. Weaver.

(8) Includes 29,374 shares allocated to the account of Mr. Cole in the Employee Stock Ownership Plan and Trust, over which shares Mr. Cole exercises voting power and (ii) 2,750 presently exercisable stock options granted to Mr. Cole.

(9) Includes 6,693 shares allocated to the account of Mr. Kirkland in the Employee Stock Ownership Plan and Trust, over which shares Mr. Kirkland exercises voting power and (ii) 2,750 presently exercisable stock options granted to Mr. Kirkland.

                                     -2-



                     NOMINATION AND ELECTION OF DIRECTORS

The bylaws of the Corporation provide that the Board of Directors shall consist of not less than five nor more than twenty-five directors. The exact number of directors is currently set at nine by Board resolution. The number of directors may be increased or decreased within the foregoing range from time to time by the Board of Directors or resolution of the shareholders.
The terms of office for directors continue until the next Annual Meeting of Shareholders and until their successors are elected and qualified or until earlier resignation, removal from office, or death.

Each Proxy executed and returned by a shareholder will be voted as specified thereon by the shareholder. If no specification is made, the Proxy will be voted for the election of the nominees named below to constitute the entire Board of Directors. In the event that any nominee withdraws or for any reason is not able to serve as a director, the Proxy will be voted for such other person as may be designated by the Board of Directors as substitute nominee, but in no event will the Proxy be voted for more than nine nominees. Management of the Corporation has no reason to believe that any nominee will not serve if elected.

Directors are elected by a plurality of the votes cast by the holders of the shares entitled to vote in the election at a meeting at which a quorum is present. A quorum is present when the holders of a majority of the shares outstanding on the record date are present at a meeting in person or by proxy. An abstention and a broker non-vote would be included in determining whether a majority of the outstanding shares is represented for determining whether a quorum is present at a meeting, but would not have an effect on the outcome of a vote.


                   INFORMATION ABOUT NOMINEES FOR DIRECTOR

The following information as of March 8, 2004, has been furnished by the respective nominees for director. Except as otherwise indicated, each nominee has been or was engaged in his present or last principal employment, in the same or a similar position, for more than five years.


Name (Age)                              Information about Nominee
-------------------------   ---------------------------------------------------
John H. Clark (66)          Chairman of the Board of the Corporation.  From
                            1999 until May 2002, Mr. Clark was the Chief
                            Executive Officer for the Corporation and the Bank.
                            Previously he served as Chief Executive Officer and
                            Vice Chairman of the Board of the Corporation since
                            1996, as President and director of the Bank since
                            1978 and President and director of the Corporation
                            since 1980.

Cecil H. Barber (39)        A director of the Bank and the Corporation since
                            1999, Mr. Barber is Vice President of Barber
                            Contracting, a general contracting company.

DeWitt Drew (47)            President and Chief Executive Officer of the Bank
                            and Corporation.  Mr. Drew was named President and
                            Chief Executive Officer in May 2002.  Previously,
                            he has served as President and Chief Operating
                            Officer since 2001 and Executive Vice President in
                            1999 of the Bank and Corporation.  Prior to
                            employment with the Bank and Corporation, Mr. Drew
                            was employed by the Citizens Bank and Savings
                            Corporation in Russellville, Alabama as Senior
                            Vice President and Loan Administrator since 1993.

                                     -3-

Name (Age)                              Information about Nominee
-------------------------   ---------------------------------------------------
Michael J. McLean (57)      A director of the Bank and Corporation since
                            1999, Mr. McLean is owner since 2000 and partner
                            since 1975 of McLean Engineering Company, Inc.,
                            an engineering consulting firm.

Richard L. Moss (52)        A director of the Bank since 1980 and of the
                            Corporation since 1981, Mr. Moss is President of
                            Moss Farms.

Roy H. Reeves (44)          A director of the Bank and the Corporation since
                            1991, Mr. Reeves is owner of Reeves Properties,
                            L.P., a property rental company

Johnny R. Slocumb (51)      A director of the Bank and the Corporation since
                            1991, Mr. Slocumb is owner of The Slocumb Company,
                            a company which offers real estate and insurance
                            services.

Violet K. Weaver (68)       A director of the Bank and the Corporation since
                            1999, Mrs. Weaver is a retired President of the
                            Bank and Corporation.  Mrs. Weaver served as
                            President from April 2000 to May 2001.  Previously,

                            she has served in various other positions with the Bank since 1959 and the Corporation since 1981.

C. Broughton Williams (67)  A director of the Bank and the Corporation since
                            1999, Mr. Williams is a retired Senior Vice
                            President of the Bank and the Corporation. He is owner of Williams Consulting & Development Company, and managing partner of F&W Properties, L.L.C.

There are no family relationships between any director, executive officer, or nominee for director of the Corporation or any of its subsidiaries.


Meetings and Composition of the Board of Directors

The Board of Directors held 12 regular meetings during 2003. All of the directors attended at least seventy-five percent (75%) of the Board and committee meetings held during their tenure as directors.

The Board has determined that a majority of the members of the Board of Directors are "independent" as defined under applicable federal securities laws and the applicable listing standards of the American Stock Exchange. The "independent" directors are Barber, McLean, Moss, Reeves, Slocumb, and Williams.


Committees of the Board of Directors

The Board of Directors has established two committees, a Personnel Committee and an Audit Committee.

Personnel Committee

The Personnel Committee is composed of four members, John H. Clark, Michael
J. McLean, DeWitt Drew, and Violet K. Weaver. This committee, which recommends compensation levels for the Bank's employees, held five meetings during 2003.

Audit Committee

The Audit Committee presently consists of five directors, Michael J. McLean, Richard L. Moss, Cecil H. Barber, Roy H. Reeves, and Johnny R. Slocumb. The Audit Committee held twelve meetings during 2003.

The Board of Directors has determined that all of the members of the Audit Committee are "independent" under applicable federal securities laws and the applicable listing standards of the American Stock Exchange and have sufficient knowledge in financial and accounting matters to serve on the Audit Committee, including the ability to read and understand fundamental financial statements. None of the members qualifies as "financially sophisticated" under the listing standards of the American Stock Exchange or an "audit committee financial expert" under the federal securities laws. No prospective directors has been identified who meets either standard.

The Audit Committee is responsible for recommending the selection of independent auditors; meeting with the independent auditors to review the scope and results of the audit; reviewing with management and the internal auditor the system of internal control and internal audit reports; and ascertaining that any and all operational deficiencies are satisfactorily corrected. The Board of Directors has adopted a written Audit Committee Charter that is annually reviewed and assessed. A copy of the Charter is attached as Appendix A. Each member of the Audit Committee is required to be independent, as that term is defined by the federal securities laws and the listing standards of the American Stock Exchange relating to audit committees.


Director Nominations

The Board of Directors did not have a nominating committee in 2003. Instead, the Board of Directors nominates individuals for election to the Board based on the recommendations of the independent directors. The Board does not believe a standing nominating committee is necessary because all the independent members of the Board actively participate in the nomination process.

A candidate for the Board of Directors must meet the eligibility requirements set forth in the Corporation's bylaws and in any Board or committee resolutions. The independent members of the Board consider qualifications and characteristics that they deem appropriate from time to time when they select individuals to be nominated for election to the Board of Directors. These qualifications and characteristics may include, without limitation, independence, integrity, business experience, education, accounting and financial expertise, age, diversity, reputation, civic and community relationships, and knowledge and experience in matters impacting financial institutions. In addition, prior to nominating an existing director for re-election to the Board of Directors, the independent members of the Board will consider and review an existing director's Board and committee attendance, performance, and length of Board service.

The independent directors will consider in accordance with the analysis described above all director nominees properly recommended by shareholders. Any shareholder wishing to recommend a candidate for consideration as a possible director nominee for election at an upcoming meeting of shareholders must provide timely, written notice to Mr. George R. Kirkland, Southwest Georgia Financial Corporation, P. O. Box 3488, Moultrie, GA 317763488.


Code of Ethical Conduct

The Corporation has adopted a Code of Ethics Policies and Procedures designed to promote ethical conduct by all of the Corporation's directors, officers,
and employees.   The Code of Ethics Policies and Procedures includes a Code of Ethical Conduct for the Chief Executive Officer and Senior Financial Officers which sets forth standards applicable to all officers, directors, and employees but has provisions specifically applicable to the Chief Executive Officer and the Treasurer. The Code of Ethics Policies and Procedures complies with the federal securities law requirement that issuers have a code of ethics applicable to the chief executive officer and principal financial officers, and the American Stock Exchange requirement that listed companies have a code of ethical conduct applicable to all directors, officers, and employees. The Corporation's Code of Ethical Conduct applicable to the Chief Executive Officer and the Treasurer is filed as
Exhibit 14 to its Annual Report on Form 10-K for the year ended December 31,
2003.

                            EXECUTIVE COMPENSATION

All remuneration paid to the Corporation's officers during the year ended December 31, 2003, was paid by the Bank and not the Corporation. The following table sets forth the annual and other compensation paid or accrued for each of the last three fiscal years, including directors' fees for DeWitt Drew, who is President and Chief Executive Officer of the Corporation and the Bank, and J. David Dyer, Jr., who is Senior Vice President of the Corporation and the Bank, the "Named Executive Officers". Also, Mr. Dyer is President and Chief Executive Officer of Empire Financial Services Inc., a subsidiary of the Bank. No other executive officers of the Corporation were paid $100,000 or more in salary, bonus, and directors' fees during 2003.

Summary Compensation Table
                                                       Long Term
                           Annual Compensation        Compensation
                      -------------------------------    Awards
                                                       Securities       All
Name and Principal                                     Underlying      Other
Position During 2003  Year   Salary    Bonus   Other    Options(#)  Compensation
--------------------  ----  -------   ------  -------   ----------  ------------
DeWitt Drew
President and CEO     2003  128,500   10,000  3,000(1)       0          7,798(2)
of the Corporation    2002  121,000   17,250  3,000(1)       0         17,260
and the Bank          2001  106,000    6,000  3,000(1)       0         10,900

J. David Dyer, Jr.
Senior Vice           2003  158,000  264,630  3,000(1)       0        201,032(3)
President of the      2002  147,500  230,129  2,000(1)   2,750        200,000
Corporation and       2001  131,747  297,003      0          0         25,500
the Bank

(1) Amount represents fair market value of discount on stock purchased under the Corporation's stock plan (Directors and Officers Stock Purchase Plan) for officers and directors, which allows a participant to receive Common Stock in lieu of salary and director's fees, up to certain limits, with a value of 150% of the cash compensation forgone by each participant.

(2) Mr. Drew's "all other compensation" includes the Bank's contribution to the defined contribution plan of $7,438 and premiums for group term life insurance of $360.

(3) Mr. Dyer's "all other compensation" reflects Empire's contribution to a deferred compensation account on his behalf which he is entitled to receive upon termination of his employment as set forth in an employment agreement between Mr. Dyer and Empire and premiums for group term life insurance of $1,032.

Option Grants Table

No options were granted to the Named Executive Officers during 2003.


Aggregated Option Exercises and Fiscal Year-End Option Value Table

The following table sets forth with respect to each exercise of stock options during 2003 by each of the Named Executive Officers and the value of unexercised options held at the 2003 fiscal year end.

         Aggregated  Option Exercises in 2003 and December 31, 2003  Option Values
                                                Number of Securities       Value of Unexercised
                       Shares        Value     Underlying Unexercised      In-the-Money Options
                      Acquired     Realized     Options at FY-End (#)        at FY-End ($) (2)
     Name           on Exercise #    $ (1)    Exercisable/Unexercisable  Exercisable/Unexercisable
------------------  -------------  ---------  -------------------------  -------------------------
DeWitt Drew                0        $     0        11,000/0                  $77,770/0
J. David Dyer, Jr.     2,750        $17,250             0/0                        0/0

(1) Value represents the difference between the option exercise price and the market value of the Corporation's common stock on the dates of exercise.

(2) Value represents the difference between the option exercise price and the market price of the Corporation's common stock on December 31, 2003. Options which have an exercise price above market value on that date have an attributed value of zero.

Equity Compensation Plan Information

The following table provides information as of December 31, 2003, about equity compensation awards under the Corporation's Key Individual Stock Option Plan and the Directors and Executive Officers Stock Plan.

                        Equity Compensation Plan Information Table
                                                                    Number of securities
                    Number of securities                           remaining available for
                      to be issued upon      Weighted-average       future issuance under
                         exercise of        exercise price of        equity compensation
                     outstanding options,   outstanding options   plans(excluding securities
                      warrants and rights   warrants and rights    reflected in column (a))
Plan Category                (a)                    (b)                      (c)
-------------------   -------------------   -------------------   --------------------------
Equity compensation
plans approved by
security holders:            113,300              $ 20.64                36,700(1)

Equity compensation
plans not approved
by security holders:               0                 0.00                     0(2)
                             -------              -------                ------
Total                        113,300              $ 20.64                36,700

(1) Available for grant under the Key Individual Stock Option Plan.

(2) The amount of shares available for issuance under the Directors and Executive Officers Stock Plan is not limited.

For additional information with respect to the Directors and Executive Officers Stock Plan, please refer to Note 8 of the financial statements set forth in the 2003 Annual Report which accompanies this Proxy Statement.


Pension Plan Table

The following table sets forth the estimated annual benefits payable upon retirement under the Corporation's Pension Plan (including amounts attributable to the Corporation's Supplemental Retirement Plan) in the specified compensation and years of service classifications indicated below.

The compensation covered by the Pension Plan includes total annual compensation including bonuses and overtime pay. The portion of compensation which is considered covered compensation under the Pension Plan for Mr. Drew equals the annual salary and bonus amounts indicated in the Summary Compensation Table. As of January 1, 2004, the credited full years of service under the Pension Plan for Mr. Drew were four years of service and Mr. Dyer has irrevocably elected to waive participation in the Pension Plan.

                                     -7-

                Estimated annual normal retirement benefit assuming a straight
Average Annual  lifetime annuity and the years of service indicated (3)
Compensation     15 years        20 years        25 years        30 years
--------------   --------        --------        --------        --------
Pension Plan
 $ 100,000        $28,912         $37,383         $46,362        $ 55,561
 $ 150,000         43,439          56,145          69,613          83,413
 $ 200,000 (1)     57,966          74,908          92,865         111,265
 $ 250,000 (1)     57,966          74,908          92,865         111,265
 $ 300,000 (1)     57,966          74,908          92,865         111,265

Supplemental
Retirement Plan
 $ 250,000 (2)     14,527          18,763          23,252          27,852
 $ 300,000 (2)     29,054          37,525          46,504          55,704

(1) For the year ended December 31, 2003, the maximum covered compensation is limited by federal law at $200,000.

(2) All executive officers who exceed the maximum compensation limited by federal law of $200,000 are covered under the Corporation's Supplemental Retirement Plan. Any excess annual retirement benefit which could not be paid under the Pension Plan because of the federal law limitation described in footnote (1) will be payable under the Supplemental Retirement Plan.

(3) The benefits listed in the Pension Plan Table are not subject to any deduction for Social Security or other offset amounts.

Compensation of Directors

The Board of Directors of the Bank consists of the same members as the Board of Directors of the Corporation. In 2003, the Chairman, Vice Chairman, and each director of the Bank received an annual fee of $9,000, $6,000, and $3,000, respectively, and $250 per Bank's Board meeting attended. Also, each outside director of the Bank received $100 per Bank's Board committee meeting attended. Additionally, any director who elects to fully participate in the Directors and Officers Stock Purchase Plan can receive up to $3,000 annually from the Bank for the purpose of purchasing the Corporation's Common Stock. The directors of the Corporation are not compensated for membership on the Corporation's Board of Directors.

The Corporation has established a Key Individual Stock Option Plan which provides for the issuance of options to executive officers and directors of the Corporation. The plan provides for the grant of non-qualified stock options to directors of the Corporation. The Corporation granted no non-qualified options to outside directors under the Key Individual Stock Option Plan in fiscal year 2003. The plan is administered by the Personnel Committee of the Board of Directors.


Employment  Contracts,  Termination of Employment  and  Change  in Control
Arrangements

DeWitt Drew

On October 1, 2003, Southwest Georgia Financial Corporation entered into an employment agreement with DeWitt Drew. Under the employment agreement, Mr. Drew serves as the President and Chief Executive Officer of Southwest Georgia Financial Corporation and Southwest Georgia Bank and is entitled to receive an annual base salary which is subject to normal annual increases as shall be determined by the Board of Directors from time to time. The employment agreement commenced on October 1, 2003, and is for a rolling five-year term.
In addition to the base salary, Mr. Drew is eligible to earn incentive or bonus compensation in accordance with such bonus plan as may be established by the Board of Directors for the fiscal year. Benefits of the kind customarily granted to other executives of Southwest Georgia Bank and Southwest Georgia Financial Corporation, including disability insurance, medical insurance, and life insurance, were provided to Mr. Drew at the commencement of the term. Mr. Drew is also eligible to receive $1 million of split dollar life insurance under the employment agreement.

If Mr. Drew is terminated for cause or if he terminates his employment, Southwest Georgia Bank and Southwest Georgia Financial Corporation will have no further financial obligation to him. The stock options to which he is entitled will vest and be exercisable for 90 days and then terminate. If Mr. Drew is terminated without cause or upon a change in control, he shall be entitled to the salary and medical benefits provided to him under the agreement for the remainder of the then current term, subject to the terms and conditions of the agreement. Any options to which he is entitled will immediately vest and expire upon their normal expiration date in the case of a change in control or one year in case of an otherwise termination without cause. If Mr. Drew is terminated due to a disability, he shall continue to receive his salary for remainder of the then current term and receive medical benefits until the earlier of the end of the then current term or he is entitled to disability coverage. If Mr. Drew's employment terminated because of death or disability, his options will vest and will expire upon their normal expiration date.

If Mr. Drew's employment terminates for any reason, he agrees not to provide banking services or solicit certain bank customers within certain geographical limits for a period of two years of such termination.

J. David Dyer

As of January 1, 2002, the Banks' subsidiary, Empire Financial Services, Inc., entered into an employment agreement with J. David Dyer, Jr. Under the employment agreement, Mr. Dyer serves as President and Chief Executive Officer of Empire and is entitled to receive an annual base salary subject to normal annual increases as determined by the Board of Directors from time to time. The term of the employment agreement expires on December 31, 2006. In addition to the base salary, Mr. Dyer is eligible to earn incentive or bonus compensation. Unless otherwise agreed upon by the Board and Mr. Dyer, his bonus for each year will be equal to 15% of Empire's total net income before taxes and staff bonuses, but after the first $500,000 of Empire's total net income before taxes, all determined on an annual basis.

Also, Empire will maintain a deferred compensation account on his behalf whereby such account will be credited with deferred compensation in the amount of $200,000 on December 31, 2002 and $200,000 on each anniversary thereof until 2006. Generally, upon his death, disability or termination by the Corporation without cause (as defined in the agreement), Mr. Dyer, or his estate, will be entitled to receive all amounts committed to the deferred compensation account ($1,000,000), or, if Mr. Dyer is terminated for cause by the Corporation, if he elects to terminate his employment prior to the end of the term, or he remains employed until the end of the term, he will be entitled to receive the amounts accrued in the deferred compensation account as of such date.

Additionally, during the term of the agreement and for a period of two years after either the expiration of the term or the date Mr. Dyer ceases to be employed by the Corporation, Mr. Dyer will not engage in competitive activities within a certain geographical area.


Compensation Committee Interlocks and Insider Participation

The members who served during 2003 on the Personnel Committee, which recommends compensation levels for the Corporation's executives and other employees, were John H. Clark, Michael J. McLean, DeWitt Drew, and Violet K. Weaver. There were no interlocks between the Personnel Committee and any other company's compensation committee.

During 2003, the Corporation's President and Chief Executive Officer, DeWitt Drew, as member of the Personnel Committee, participated in deliberations concerning executive compensation, other than deliberations concerning his own compensation.


Committee Report on Executive Compensation

The Personnel Committee of the Board of Directors consists of four members, two outside directors, and two inside directors who were also executive officers of the Corporation during 2003. The Personnel Committee reviews, evaluates, and approves compensation and benefits for all officers and also reviews general policy matters relating to compensation and benefits of the other employees. A role of the executive officers on the Personnel Committee is to provide the Personnel Committee with competitive information with respect to salaries and other compensation of other financial institutions, review each individual officer's performance, and make recommendations to the committee for salaries of officers other than themselves.

The Personnel Committee's goal is to maintain the following standards:

 * Attract, motivate, reward, and retain high-performing and dedicated management employees.
 * Balance competitive need, corporate, individual, and business unit performance, and affordability.
 * Provide competitive financial security for executives and dependents in the event of death, disability, or retirement.

Base Salary and Bonus

Executive officer base salary and bonus awards are determined with reference to Corporation-wide, divisional, and individual performance for the previous fiscal year based on a wide range of measures, which includes comparisons with competitors' performance and internal goals set before the start of each fiscal year and by comparison to the level of executive officers' compensation of other financial institutions of comparable size. No relative weights are assigned for these factors. Comparisons with competitors' performance included some but not all of the institutions included in the Independent Bank Index, to which the Corporation's total return is compared in this Proxy Statement in the Performance Graph. The Personnel Committee believes that the most meaningful performance and pay equity comparisons are made against companies of similar size and with similar business interests. In keeping with this belief, the committee consistently participates in and uses compensation and benefit surveys from the Georgia Bankers Association and the Bank Administration Institute.

Stock Options

Effective March 19, 1997, the Corporation established a Key Individual Stock Option Plan which provides for the issuance of options to key employees and directors of the Corporation. In April 1997, the plan was approved by the Corporation's shareholders, and it will be effective for ten years after such date. A maximum of 150,000 shares of common stock have been authorized for issuance with respect to options granted under the plan. The plan provides for the grant of incentive stock options and non-qualified stock options to key employees and directors of the Corporation. The Corporation granted no incentive options under the Key Individual Stock Option Plan in fiscal year 2003 and there were no non-qualified options granted. The plan is administered by the Personnel Committee of the Board of Directors.

Compensation of Chief Executive Officer

In keeping with the Personnel Committee's belief that the most meaningful performance and pay equity comparisons are made against companies of similar size and business interests, the Personnel Committee consistently uses the Federal Financial Institution Examining Council Peer Group Report. The earnings performance for the Corporation placed it in the 7th percentile when compared to other similar one-bank holding companies in the peer group.

The Chief Executive Officer's base salary and bonus for 2003 was determined with reference to the same measures used for all executive officers of the Corporation, but the primary measurement is Corporation-wide performance.
The Corporation's 2003 performance measures declined significantly compared with the prior year, and did not meet its performance goals measurement. The Personnel Committee believes the returns on assets (ROA) and equity (ROE) are the most appropriate measures for evaluating the Corporation's results. In 2003, the Corporation's net income was 31 percent lower than the previous year's net income, the ROA was 1.03 percent, and ROE was 7.46 percent, compared to ROA of 1.52 percent and ROE of 11.19 percent in 2002. However, the decrease in performance can be attributed, in its entirety, to the disposition of its largest non-performing asset, The Colquitt Retirement Inn. It is the committee's belief that the disposition will favorably impact the future performance of the Corporation and the effect on current year's earnings is temporary and nonrecurring. Therefore, in view of the Corporation's performance, the Chief Executive Officer's compensation level, annual increase, and bonus were set appropriately.

     Michael J. McLean                       Violet K. Weaver
     John H. Clark                           DeWitt Drew

Performance Graph

The following graph compares the cumulative total shareholder return of the Corporation's Common Stock with The Carson Medlin Company's Independent Bank Index and the S&P 500 Index. The Independent Bank Index is the compilation of the total return to shareholders over the past five years of a group of 22 independent community banks located in the southeastern states of Florida, Georgia, North Carolina, South Carolina, Tennessee, Virginia, and West Virginia. The comparison assumes $100 was invested January 1, 1998, and that all semi-annual and quarterly dividends were reinvested each period. This comparison takes into consideration changes in stock price, cash dividends, stock dividends, and stock splits.

The comparisons in the graph are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Corporation's Common Stock.

                  SOUTHWEST GEORGIA FINANCIAL CORPORATION
                        Five Year Performance Index
                                         1998   1999   2000   2001   2002   2003
                                         ----   ----   ----   ----   ----   ----
SOUTHWEST GEORGIA FINANCIAL CORPORATION   100     61     66     78     96    119
INDEPENDENT BANK INDEX                    100     94     89    110    136    176
S&P 500 INDEX                             100    185    112     89     61     92



             CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Bank from time to time has had, and expects to have in the future, banking transactions in the ordinary course of business with officers and directors of the Corporation and their related interests, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. Such transactions have not involved more than the normal risk of collectibility or presented other unfavorable features. At December 31, 2003, loans to officers, directors, and principal shareholders of the Corporation and the Bank and to certain of their related interests amounted to $2,022,000. Also, during 2003, directors and executive officers had approximately $1,226,000 in deposits with the Bank.

In addition, Cecil Barber, a director of Southwest Georgia is VicePresident of Barber Contracting, a general contracting company. His company has received compensation of $40,411 for construction projects in 2003. This contracting company is the general contractor for the ongoing renovation of the main office of Southwest Georgia Bank.


                        REPORT OF THE AUDIT COMMITTEE

The committee operates pursuant to an Audit Committee Charter that was adopted by the Board on May 24, 2000 and revised July 23, 2003. The Corporation's management is responsible for its internal accounting controls and the financial reporting process. The Corporation's independent accountants, Thigpen, Jones, Seaton & Co., P.C. ("Thigpen"), are responsible for performing an audit of the Corporation's consolidated financial statements in accordance with auditing standards generally accepted in the United States and for expressing an opinion as to their conformity with generally accepted accounting principals. The Audit Committee's responsibility is to monitor and oversee these processes.

During the latter part of 2002, Draffin & Tucker, LLP ("Draffin"), the Corporation's principal independent auditors resigned after they completed the third quarter 2002 review of the Form 10-Q as they did not expect to meet certain new requirements which would allow them to audit companies that file reports with the Securities and Exchange Commission. The Audit Committee was involved with the selection process and the approval of the Corporation's new principal independent auditors, Thigpen. Also, the Audit Committee has approved Thigpen to provide some non-audit services related to improving the Corporation's internal audit program and performing an information technology audit.

In keeping with its responsibilities, the Audit Committee has reviewed and discussed the Corporation's audited consolidated financial statements with management and the independent accountants. In addition, the Audit Committee has discussed with the Corporation's independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, "Communications with Audit Committee," as currently in effect. In addition, the Audit Committee has received the written disclosures from the independent accountants required by Independence Standards Board Standard No.1, "Independence Discussions with Audit Committees," and has discussed with the independent accountants their independence.

Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent accountants. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of the Corporation's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principals or that the Corporation's auditors are in fact "independent".

Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the committee referred to above and in the Audit Committee Charter, the committee recommended to the Board of Directors that the audited consolidated financial statements of the Corporation be included in the Annual Report on Form 10-K for the year ending December 31, 2003, for filing with the Securities and Exchange Commission.

This report is respectfully submitted by the Audit Committee of the Board of Directors.

Cecil H. Barber              Michael J. McLean             Richard L. Moss
Roy H. Reeves                Johnny R. Slocumb


               INFORMATION CONCERNING THE COMPANY'S ACCOUNTANTS

Thigpen was the principal independent public accountant for the Corporation during the years ended December 31, 2003 and 2002. Representatives of Thigpen are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions. The Corporation anticipates that Thigpen will be the Corporation's accountants for the current fiscal year.

On September 3, 2002, Draffin announced to the Corporation that it would resign as the Corporation's independent auditors after its completion of its review of the Form 10-Q for the period ended September 30, 2002 because it did not expect to meet certain new requirements which would allow it to audit companies that file reports with the Securities and Exchange Commission.

The reports of Draffin on the Corporation's financial statements for the two fiscal years 2000 and 2001 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

In connection with the audits of the Corporation's financial statements for each of the two fiscal years 2000 and 2001, and through November 14, 2002, there were no disagreements with Draffin on any matters of accounting principles or practices, financial statement disclosure or auditing scope and procedures which, if not resolved to the satisfaction of Draffin, would have caused Draffin to make reference to the matter in their report.

On October 23, 2002, the Audit Committee of the Board of Directors of the Corporation approved the engagement of Thigpen, and on October 25, 2002, the Corporation entered into an agreement with Thigpen to engage them as their independent auditors.

During the two fiscal years 2000 and 2001 of the Corporation and through November 14, 2002, the Corporation did not consult with Thigpen on matters
(i) regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Corporation's financial statements, or (ii) which concerned the subject matter of a disagreement or event identified in response to paragraph
(a)(1)(iv) of Item 304 of Regulation S-K with the former auditor.

The Corporation may have interacted from time to time with Thigpen with respect to Empire, a wholly owned subsidiary of the Corporation which it acquired one hundred percent of the stock on December 6, 2001. At the time of the Corporation's acquisition of the subsidiary, Thigpen served as the subsidiary's independent auditors and continues to serve the subsidiary in that capacity.


Audit Fees

The aggregate fees billed for professional services by Thigpen for the audit of the Corporation and Empire's annual financial statements and reviews of quarterly financial statements for 2003 were $53,800.

The aggregate fees billed for professional services by Thigpen for the audit of the Corporation's annual financial statements for 2002 were $20,000 and by Draffin & Tucker for the completion of the 2001 audit and for reviews of the Corporation's quarterly financial statements during fiscal year 2002 were $23,000.


Audit-Related Fees

The aggregate fees billed for professional services by Thigpen for the Bank's loan review and for an agreed upon procedural review of the trust division for 2003 were $10,640. The audit-related fees for professional services performed by Draffin and Tucker during the fiscal year 2002 were included in the total billed for audit services mentioned above.


Tax Fees

The aggregate fees billed for professional services by Thigpen for tax compliance for 2003 were $4,200. The tax preparation fees for professional services performed by Draffin and Tucker during the fiscal year 2002 were included in the total billed for audit services mentioned above.


All Other Fees

The aggregate fees billed for professional services by Thigpen for the Corporation's pension plan audit and payroll processing for 2003 were $4,500 and $680, respectively.
                                     -13-

The aggregate fees billed to the Corporation for all other professional services by Draffin & Tucker during 2002 were $11,022. Also, Thigpen billed aggregate fees to Empire for all other professional services of $3,085 in 2002. Neither Thigpen nor Draffin & Tucker billed any fees to the Corporation during 2003 and 2002 for financial information systems design or implementation.

The Audit Committee approves all audit and non-audit services performed by the Corporation's independent public accountant.

               COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, each executive officer, director and beneficial owner of 10% or more of the Corporation's Common Stock is required to file certain forms with the Securities and Exchange Commission ("SEC"). A report of beneficial ownership of the Corporation's Common Stock on Form 3 is due at the time such person becomes subject to the reporting requirement and a report on Form 4 or 5 must be filed to reflect changes in beneficial ownership occurring thereafter.

Based solely on its review of the copies of such reports received by the Corporation, or written representations from certain reporting persons, the Corporation believes that during the last fiscal year all Section 16 filing requirements applicable to its reporting persons were complied with.


                SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Any proposals of shareholders or recommendations for director nominees intended to be presented at the Corporation's 2005 Annual Meeting of Shareholders must be received by December 9, 2004, in order to be eligible for inclusion in the Corporation's Proxy Statement and Proxy for that meeting. The Corporation must be notified of any other matter intended to be presented by a shareholder at the 2005 Annual Meeting no later than February 22, 2005, or else proxies may be voted on such proposal at the discretion of the persons named in the Proxy.

                          SHAREHOLDER COMMUNICATIONS

The Board of Directors maintains a process for shareholders to communicate with the Board. Shareholders wishing to communicate with the Board of Directors should send any communication in writing to Mr. George R. Kirkland, Southwest Georgia Financial Corporation, P. O. Box 3488, Moultrie, GA 31776-3488. Any such communication must state the number of shares beneficially owned by the shareholder making the communication. The communication will be forwarded to the full Board of Directors or to any individual director or directors to whom the communication is directed.


                OTHER MATTERS THAT MAY COME BEFORE THE MEETING

Management of the Corporation knows of no matters other than those stated above that are to be brought before the meeting. If any other matters should be presented for consideration and voting, however, it is the intention of the persons named as proxies in the enclosed Proxy to vote in accordance with their judgment as to what is in the best interest of the Corporation.

                                  By order of the Board of Directors,

                                  /s/DeWitt Drew

                                  DeWitt Drew
                                  President and
                                  Chief Executive Officer
April 15, 2004

                                   Exhibit A

                   SOUTHWEST GEORGIA FINANCIAL CORPORATION

                  AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

                                 May 24, 2000

                             Amended July 23, 2003

                                    CHARTER

I. PURPOSE

The primary function of the Audit Committee of Southwest Georgia Financial Corporation (the "company") is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the company to any governmental body or the public; the company's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the company's auditing, accounting and financial reporting processes generally. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the company's policies, procedures and practices at all levels. The Audit Committee's primary duties and responsibilities are to:

 * Serve as an independent and objective party to monitor the company's financial reporting process and internal control system.

 * Review and appraise the audit efforts of the company's external auditors and internal auditing department.

 * Provide an open avenue of communication among the external auditors, senior management, the internal auditing department, and the Board of Directors.


While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the company's financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

II. COMPOSITION

The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgement as a member of the Committee. All members of the Committee shall have a working familiarity with basic finance and accounting practices.

A director will not be considered "independent" for purposes of serving as a member of the company's Audit Committee if he or she:

 * has been employed by the company or its affiliates in the current or past three years;

 * has accepted any compensation from the company or its affiliates except for board service, retirement plan benefits, or nondiscretionary compensation; however, Audit Committee members are prohibited from receiving compensation for consulting or advisory services;

 * has an immediate family member who is, or has been in the past three years, employed by the company or its affiliates as an executive officer; and

 * is an affiliated person of the company or any of its subsidiaries apart from his or her capacity as a member of the board and any board committee.

The members of the Audit Committee shall be elected by the Board at the annual organizational meeting of the Board. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III. MEETINGS

The Audit Committee shall meet monthly. Special meeting may be called by the Chairman of the Audit Committee or at the request of the external auditors or the director of internal auditing. The Committee may ask members of management or others to attend the meetings and provide pertinent information as necessary.

As part of its job to foster open communication, the Committee should provide sufficient opportunity to meet with management, the director of the internal auditing department, and the external auditors in separate executive sessions to discuss any matters that the Committee or any of these groups believe should be discussed privately.

IV. RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties, the Audit Committee shall:

 * Review and update this Charter periodically but not less than annually.

 * Review the regular internal audit reports to management prepared by the internal auditing department, any significant findings, regular progress reports on the agreed upon internal audit program, and any changes to the scope of the internal audit program.

 * Submit the minutes of all meetings of the Audit Committee to, or review the matters discussed at each committee meeting with, the Board of Directors including any recommendations the Committee may deem appropriate.

 * Review and concur in the appointment, replacement, reassignment, or dismissal of the director of internal auditing.

 * Review the internal audit function of the company including its independence and the authority of its reporting obligations.

 * Review the performance of the external auditors and be directly responsible for the appointment, compensation, oversight, and termination of the external auditors when circumstances warrant.

 * On an annual basis, review and discuss with the external auditors all significant relationships they have with the company to determine their independence.

 * Consider and approve, if appropriate, major changes to the company's auditing and accounting principals and practices as suggested by the external auditors, management, or the internal auditing department.

 * Review the company's annual financial statements, and any interim reports or other financial information submitted to the SEC or any governmental body, or the public, including any certification, report, opinion, or review rendered by the external auditors.

 * Prepare a letter for inclusion in the annual report or proxy statement that describes the Audit Committee's composition and responsibilities and how they were discharged.

V. OTHER MATTERS

To further enhance the Audit Committee's effectiveness and to ensure that the committee is not dependent on management to investigate any matter brought to its attention within the scope of its duties, the Audit Committee shall:

 * Have the authority to engage independent legal, financial or other advisors as it may deem necessary to assist in the performance of its duties.

 * Have access to "appropriate" funding for the payment of compensation to any independent accountant engaged for the purpose of rendering or issuing an audit report or related services and any advisors employed by the Audit Committee.

Since the Audit Committee is dependent to a degree on the information provided to it by management and internal and outside auditors, it is imperative for the committee to cultivate open and effective channels of information. Accordingly, the Audit Committee shall ensure that "whistleblower" procedures are in place for the receipt, retention, and treatment of complaints received by the company regarding accounting, internal accounting controls, or auditing matters, including procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.